EXHIBIT 99.1

News Release

Contact: Corporate Communications

Houston: 713.324.5080

Email: corpcomm@coair.com

News archive: continental.com/company/news/ Address: P.O. Box 4607, Houston, TX 77210-4607

CONTINENTAL AIRLINES ANNOUNCES

$241 MILLION THIRD QUARTER PROFIT

Operating income of $280 million is third quarter record; company accrues record profit sharing

HOUSTON, Oct. 18, 2007 - Continental Airlines (NYSE: CAL) today reported third quarter 2007 net income of $241 million ($2.15 diluted earnings per share). Excluding a special charge of $12 million for pilot pension plan settlement charges, Continental recorded net income of $253 million ($2.25 diluted earnings per share), an improvement of 73 percent compared to the same period last year.

During the quarter, revenue grew 8.6 percent compared to the third quarter 2006, to a record $3.8 billion. Continental's operating income increased 45.8 percent over the same period last year, to a third quarter record of $280 million.

"Our success is due to the hard work and dedication of my co-workers," said Larry Kellner, Continental's chairman and chief executive officer. "Their commitment to great service has enabled us to record the highest quarterly revenue in our company's history."

Through Sept. 30, 2007, the company has accrued $157 million for its current year profit sharing, a $59 million increase over the same nine-month period last year. The actual amount of profit sharing that the company will be able to distribute to employees in February 2008, could increase or decrease depending on the company's fourth quarter financial results. Employees have also benefited from stock option appreciation. At yesterday's closing stock price of $36.23 per share, the realized and unrealized gains from their options were approximately $200 million.

Third Quarter Revenue and Capacity

Record passenger revenue of $3.5 billion increased 8.7 percent ($280 million) compared to the third quarter 2006, led by strong international revenue growth.
Consolidated revenue passenger miles (RPMs) for the quarter increased 5.7 percent year-over-year on a capacity increase of 3.7 percent, resulting in a record third quarter consolidated load factor of 83.8 percent, 1.6 points above the previous third quarter record set in 2006. Consolidated passenger revenue per available seat mile (RASM) for the quarter was up 4.8 percent year-over-year.

Mainline RPMs in the third quarter 2007 increased 7.4 percent over the third quarter 2006, on a capacity increase of 5.4 percent. Mainline load factor was a record 84.3 percent, up 1.6 points year-over-year. Continental's mainline yield increased 4.1 percent over the same period in 2006. Third quarter 2007 mainline RASM was up 6.0 percent over the same period last year as a result of record load factors, a domestic yield increase of 1.3 percent and an international yield increase of 7.0 percent.

Passenger revenue for the third quarter of 2007 and period-to-period comparisons of related statistics by geographic region for the company's mainline and regional operations are as follows:

	Passenger Revenue (in millions)	Percentage Increase (Decrease) in Third Quarter 2007 vs. Third Quarter 2006
		Passenger Revenue	RASM	ASMs

Domestic	$1,491	7.3%	2.5%	4.7%
Trans-Atlantic	776	22.2%	9.8%	11.3%
Latin America	393	11.1%	9.9%	1.1%
Pacific	277	10.2%	9.9%	0.2%
Total Mainline	$2,937	11.7%	6.0%	5.4%

Regional	$ 574	(4.5)%	4.7%	(8.8)%

Consolidated	$3,511	8.7%	4.8%	3.7%

Operational Accomplishments

During the quarter, Continental recorded a U.S. Department of Transportation (DOT) on-time arrival rate of 77.3 percent and a systemwide mainline segment completion factor of 99.3 percent.

"Despite air traffic control challenges, my co-workers delivered excellent service this quarter, allowing us to again grow our revenue," said Continental's President Jeff Smisek. "Continental's operations continue to be adversely impacted by our nation's antiquated air traffic control system, which is not keeping up with the demand for air travel in this country, especially along the northeast corridor."

Continental's employees earned $12 million in performance incentives during the quarter for running the best on-time operation among the major network carriers in August and September, and for finishing in the top three of the major network carriers for on-time performance in July. Continental's employees have earned on-time incentives eight out of the past nine months.

During the quarter, Continental announced a plan to grow its capacity at Cleveland Hopkins International Airport by 40 percent over a two-year period. The company will initially operate 50 new flights, principally on regional jets, and add 20 new nonstop destinations by next summer, including seasonal service to Paris.

Continuing its international expansion, Continental inaugurated nonstop service between its New York hub at Newark Liberty International Airport and Mumbai, India on Oct. 1. In addition, the DOT tentatively allocated seven weekly frequencies for Continental to operate nonstop service between New York/Newark Liberty and Shanghai and through-flight service between Cleveland and Shanghai beginning March 2009.

Third Quarter Financial Results

Continental's mainline cost per available seat mile (CASM) increased 3.1 percent (3.3 percent holding fuel rate constant) in the third quarter compared to the same period last year.

During the quarter, the price of a barrel of West Texas Intermediate crude oil closed at a peak of $83.32 per barrel on Sept. 20, 2007. Yesterday, crude oil prices reached a new intra-day record high of $89.00 per barrel. Continental's annualized fuel costs increase by approximately $44 million for each $1-per-barrel rise in the price of jet fuel.

"The high cost of fuel continues to pose challenges for us, but we'll keep working those costs we can control," said Jeff Misner, executive vice president and chief financial officer. "We are very close to finalizing a couple of major supplier cost reduction initiatives that, along with several other smaller initiatives, should save us approximately $100 million annually on a run-rate basis when fully implemented, with some savings beginning in the fourth quarter."

Continental continues to enhance its fuel efficiency. The carrier is about 35 percent more fuel efficient per mainline revenue passenger mile than it was in 1997. With mainline RPMs up 7.4 percent for the third quarter, mainline fuel consumption increased only 4.9 percent.

During the quarter, the company completed installation of winglets on 11 long-range 737-300s and work continued on the project to install winglets on 37 of the company's 737-500s. Continental expects to have winglets installed on more than 200 mainline aircraft by the end of the year. Winglets increase aerodynamic efficiency and decrease drag, reducing fuel consumption and emissions by up to five percent.

Continental hedged approximately 35 percent of its fuel requirements for the third quarter of 2007. As of Sept. 30, 2007, the company had hedged approximately 30 percent of its projected fuel requirements for the fourth quarter of 2007, and 10 percent for the first quarter of 2008.

Continental ended the third quarter with $3.0 billion in unrestricted cash and short-term investments.

Other Accomplishments

Continental contributed $125 million to its pension plans during the quarter and an additional $75 million in October. The company has contributed $336 million to its pension plans in 2007, significantly exceeding its minimum funding requirements of $187 million for the calendar year.

During the quarter, Continental entered into agreements for the sale of 15 Boeing 737-500 aircraft to a Russian carrier and a subsidiary of a Russian leasing company. The first aircraft has been delivered. The remaining aircraft are scheduled to be delivered between November 2007 through December 2008. Continental will operate each aircraft until shortly before its delivery date.
During the quarter, Continental began a multi-year marketing agreement with the New York Giants, signing on as the team's official airline. The agreement includes cooperative advertising and joint marketing fan promotions through 2010.

Corporate Background

Continental Airlines is the world's fifth largest airline. Continental, together with Continental Express and Continental Connection, has more than 3,100 daily departures throughout the Americas, Europe and Asia, serving 143 domestic and 140 international destinations. More than 400 additional points are served via SkyTeam alliance airlines.  With more than 45,000 employees, Continental has hubs serving New York, Houston, Cleveland and Guam, and together with Continental Express, carries approximately 67 million passengers per year. Continental consistently earns awards and critical acclaim for both its operation and its corporate culture. For more company information, visit continental.com.

Continental Airlines will conduct a regular quarterly telephone briefing today to discuss these results and the company's financial and operating outlook with the financial community and news media at 9:30 a.m. CT/10:30 a.m. ET. To listen to a live broadcast of this briefing, go to continental.com>About Continental>Investor Relations.

This press release contains forward-looking statements that are not limited to historical facts, but reflect the company's current beliefs, expectations or intentions regarding future events. All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. For examples of such risks and uncertainties, please see the risk factors set forth in the company's 2006 10-K and its other securities filings, including any amendments thereto, which identify important matters such as the consequences of the company's significant financial losses and high leverage, the significant cost of aircraft fuel, its high labor and pension costs, service interruptions at one of its hub airports, disruptions in its computer systems, and industry conditions, including the airline pricing environment, industry capacity decisions, industry consolidation, terrorist attacks, regulatory matters, excessive taxation, the availability and cost of insurance, public health threats and the seasonal nature of the airline business. The company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this press release, except as required by applicable law.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In millions, except per share data) (Unaudited)
	Three Months Ended September 30,		% Increase (Decrease)	Nine Months Ended September 30,		% Increase (Decrease)
	2007	2006		2007	2006

Operating Revenue:
Passenger (excluding fees and taxes of $399, $361, $1,136 and $1,040)	$3,511	$3,231	8.7%	$ 9,802	$9,141	7.2%
Cargo	112	117	(4.3)%	328	336	(2.4)%
Other	197	170	15.9%	579	494	17.2%
	3,820	3,518	8.6%	10,709	9,971	7.4%

Operating Expenses:
Aircraft fuel and related taxes	895	858	4.3%	2,399	2,310	3.9%
Wages, salaries and related costs	836	743	12.5%	2,404	2,159	11.3%
Regional capacity purchase, net	446	475	(6.1)%	1,319	1,344	(1.9)%
Aircraft rentals	249	249	-	745	742	0.4%
Landing fees and other rentals	209	195	7.2%	592	578	2.4%
Distribution costs	171	157	8.9%	508	495	2.6%
Maintenance, materials and repairs	166	140	18.6%	479	407	17.7%
Depreciation and amortization	106	99	7.1%	306	292	4.8%
Passenger services	105	97	8.2%	294	268	9.7%
Special charges (A)	12	1	NM	30	5	NM
Other	345	312	10.6%	1,027	923	11.3%
	3,540	3,326	6.4%	10,103	9,523	6.1%

Operating Income	280	192	45.8%	606	448	35.3%

Nonoperating Income (Expense):
Interest expense	(96)	(99)	(3.0)%	(289)	(300)	(3.7)%
Interest capitalized	8	5	60.0%	19	14	35.7%
Interest income	44	37	18.9%	121	92	31.5%
Income from other companies	3	15	(80.0)%	13	49	(73.5)%
Gain on sale of investments	-	92	NM	7	92	NM
Other, net	2	(5)	NM	18	1	NM
	(39)	45	NM	(111)	(52)	NM

Income before Income Taxes and Cumulative Effect of Change in Accounting Principle	241	237	1.7%	495	396	25.0%
Income Taxes	-	-	-	(4)	-	NM
Cumulative Effect of Change in Accounting Principle (B)	-	-	-	-	(26)	NM

Net Income	$ 241	$ 237	1.7%	$ 491	$ 370	32.7%

Earnings per Share:
Basic	$ 2.47	$ 2.64	(6.4)%	$ 5.08	$ 4.19	21.2%
Diluted	$ 2.15	$ 2.17	(0.9)%	$ 4.42	$ 3.50	26.3%

Shares used for Computation:
Basic	98	90	8.9%	97	88	10.2%
Diluted	114	112	1.8%	115	110	4.5%

(A) During the third quarter of 2007 and 2006, the company recorded special charges of $12 million and $8 million, respectively, related to settlement charges for lump-sum distributions from the pilot pension plan. The remaining balance of the third quarter 2006 special charge is attributable to a $7 million reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft. During the nine months ended September 30, 2007, the company recorded special charges of $30 million related to settlement charges for lump-sum distributions from the pilot pension plan and aircraft related charges. During the nine months ended September 30, 2006, the company recorded special charges of $37 million related to settlement charges for lump-sum distributions from the pilot pension plan, partially offset by a $14 million credit associated with the officers' surrender of March 2006 restricted stock units and a $18 million reduction of reserves related primarily to negotiated settlements on leased MD-80 grounded aircraft.

(B) In connection with the adoption of SFAS 123(R), the company recorded a $26 million cumulative effect of an accounting change to accrue the liability for fair value of restricted stock units as of January 1, 2006.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

STATISTICS
	Three Months Ended September 30,		% Increase (Decrease)	Nine Months Ended September 30,		% Increase (Decrease)
	2007	2006		2007	2006

Mainline Operations:
Passengers (thousands)	13,286	12,522	6.1%	38,649	36,753	5.2%
Revenue passenger miles (millions)	22,883	21,312	7.4%	64,038	59,963	6.8%
Available seat miles (millions)	27,153	25,759	5.4%	77,691	73,678	5.4%
Cargo ton miles (millions)	250	268	(6.7)%	757	793	(4.5)%

Passenger load factor:
Mainline	84.3%	82.7%	1.6 pts.	82.4%	81.4%	1.0 pts.
Domestic	85.9%	84.8%	1.1 pts.	84.4%	83.8%	0.6 pts.
International	82.5%	80.5%	2.0 pts.	80.3%	78.7%	1.6 pts.

Passenger revenue per available seat mile (cents)	10.82	10.21	6.0%	10.49	10.04	4.5%
Total revenue per available seat mile (cents)	11.93	11.38	4.8%	11.66	11.22	3.9%
Average yield per revenue passenger mile (cents)	12.84	12.34	4.1%	12.73	12.34	3.2%

Cost per available seat mile (CASM) (cents) (A)	10.85	10.52	3.1%	10.75	10.53	2.1%
Special charges per available seat mile (cents)	0.05	0.01	NM	0.04	0.01	NM
CASM, holding fuel rate constant (cents) (A)	10.87	10.52	3.3%	10.77	10.53	2.3%

Average price per gallon of fuel, including fuel taxes (cents)	220.57	221.47	(0.4)%	206.60	208.20	(0.8)%
Fuel gallons consumed (millions)	406	387	4.9%	1,161	1,109	4.7%

Actual aircraft in fleet at end of period	368	364	1.1%	368	364	1.1%
Average length of aircraft flight (miles)	1,488	1,478	0.7%	1,452	1,438	1.0%
Average daily utilization of each aircraft (hours)	11:52	11:30	3.1%	11:38	11:12	3.9%

Regional Operations (B):
Passengers (thousands)	4,615	4,806	(4.0)%	13,549	13,763	(1.6)%
Revenue passenger miles (millions)	2,539	2,730	(7.0)%	7,457	7,783	(4.2)%
Available seat miles (millions)	3,193	3,503	(8.8)%	9,495	9,959	(4.7)%
Passenger load factor	79.5%	77.9%	1.6 pts.	78.5%	78.1%	0.4 pts.
Passenger revenue per available seat mile (cents)	17.96	17.15	4.7%	17.38	17.48	(0.6)%
Average yield per revenue passenger mile (cents)	22.59	22.01	2.6%	22.13	22.36	(1.0)%
Actual aircraft in fleet at end of period (C)	263	284	(7.4)%	263	284	(7.4)%

Consolidated Operations (Mainline and Regional):
Passengers (thousands)	17,901	17,328	3.3%	52,198	50,516	3.3%
Revenue passenger miles (millions)	25,422	24,042	5.7%	71,495	67,746	5.5%
Available seat miles (millions)	30,346	29,262	3.7%	87,186	83,637	4.2%
Passenger load factor	83.8%	82.2%	1.6 pts.	82.0%	81.0%	1.0 pts.
Passenger revenue per available seat mile (cents)	11.57	11.04	4.8%	11.24	10.93	2.8%
Average yield per revenue passenger mile (cents)	13.81	13.44	2.8%	13.71	13.49	1.6%

  Includes impact of special charges.

  Consists of flights operated under capacity purchase agreements with Continental's regional carriers ExpressJet, Chautauqua and CommutAir.

  Includes aircraft operated by all carriers under capacity purchase agreements, but excludes any aircraft operated by ExpressJet outside the scope of the ExpressJet capacity purchase agreement.

CONTINENTAL AIRLINES, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURES

	Three Months Ended September 30,
	2007	2006
Earnings per Share

Diluted earnings per share	$2.15	$2.17

Adjustments:
Special charges	0.10	0.01
Gain on sale of investments	-	(0.82)

Diluted earnings per share, excluding special items (A)	$2.25	$1.36

	Three Months Ended September 30,		% Increase
	2007	2006	(Decrease)
Net Income (in millions)

Net income	$241	$237	1.7%

Adjustments:
Special charges	12	1	NM
Gain on sale of investments	-	(92)	NM

Net income, excluding special items (A)	$253	$146	73.3%
Three Months Ended September 30,			% Increase
2007		2006	(Decrease)
CASM (cents)

Cost per available seat mile (CASM)	$10.85	$10.52	3.1%

Less: Current year fuel cost per available seat mile (B)	(3.29)	-	NM
Add: Current year fuel cost at prior year fuel price per available seat mile (B)	3.31	-	NM

CASM, holding fuel rate constant (A)	10.87	10.52	3.3%

Less: Special charges	(0.05)	(0.01)	NM

CASM holding fuel rate constant and excluding special charges (A)	$10.82	$10.51	2.9%

  These financial measures provide management and investors the ability to measure and monitor Continental's performance on a consistent basis.

  Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the company's control.

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